Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1) and related Prospectus of Goodrich Petroleum Corporation and to the incorporation by reference therein of our reports dated March 30, 2016, with respect to the consolidated financial statements of Goodrich Petroleum Corporation and subsidiary, and the effectiveness of internal control over financial reporting of Goodrich Petroleum Corporation and subsidiary, included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

February 10, 2017